================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)


                             ARCH CAPITAL GROUP LTD.
            --------------------------------------------------------
                                (Name of Issuer)

                    COMMON SHARES, PAR VALUE $0.01 PER SHARE
          ------------------------------------------------------------
                         (Title of Class of Securities)

                                    011576290
                                ----------------
                                 (CUSIP Number)
       ------------------------------------------------------------------


                             RICHARD M. LEVINE, ESQ.
                             HELLMAN & FRIEDMAN LLC
                         ONE MARITIME PLAZA, SUITE 1200
                         SAN FRANCISCO, CALIFORNIA 94111
                                 (415) 788-5111
       ------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                 WITH A COPY TO:
\
                           PATRICIA A. VLAHAKIS, ESQ.
                         WACHTELL, LIPTON, ROSEN & KATZ
                               51 WEST 52ND STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 403-1000


                               SEPTEMBER 19, 2002
       ------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: [_].




                               Page 1 of 11 Pages


================================================================================

-----------------------                                   ---------------------
 CUSIP No. 011576290              SCHEDULE 13D             Page 2 of 11 Pages
-----------------------                                   ---------------------


--------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                    HFCP IV (BERMUDA), L.P.
                    I.R.S. IDENTIFICATION NO.  94-3410224
--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)  |_|
                                                                      (b)  |X|
--------------------------------------------------------------------------------
   3          SEC USE ONLY                                                 |_|
--------------------------------------------------------------------------------
   4          SOURCE OF FUNDS
                    WC
--------------------------------------------------------------------------------
   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                               |_|
--------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION
                    BERMUDA
--------------------------------------------------------------------------------
               7
                    SOLE VOTING POWER
  NUMBER OF               9,589,238*
              ------------------------------------------------------------------
   SHARES      8
                    SHARED VOTING POWER
BENEFICIALLY              -0-
              ------------------------------------------------------------------
  OWNED BY     9
                    SOLE DISPOSITIVE POWER
    EACH                  9,589,238*
              ------------------------------------------------------------------
  REPORTING    10
                    SHARED DISPOSITIVE POWER
  PERSON WITH            -0-
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         9,589,238*
--------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                       |_|
--------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    28.5%+
--------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
                    PN
--------------------------------------------------------------------------------



--------------------
* Assumes full conversion of all Preference Shares beneficially owned by such Reporting Person into Common Shares and the full exercise of all options to purchase Common Shares beneficially owned by such Reporting Person.
+ Gives effect to the new issuance of Common Shares upon the full conversion of all Preference Shares, and the full exercise of all options, beneficially owned by such Reporting Person.

-----------------------                                   ---------------------
 CUSIP No. 011576290              SCHEDULE 13D             Page 3 of 11 Pages
-----------------------                                   ---------------------


--------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                    H&F INTERNATIONAL PARTNERS IV-A (BERMUDA), L.P.
                    I.R.S. IDENTIFICATION NO.  94-3410226
--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)  |_|
                                                                      (b)  |X|
--------------------------------------------------------------------------------
   3          SEC USE ONLY                                                 |_|
--------------------------------------------------------------------------------
   4          SOURCE OF FUNDS
                    WC
--------------------------------------------------------------------------------
   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                               |_|
--------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION
                    BERMUDA
--------------------------------------------------------------------------------
               7
                    SOLE VOTING POWER
  NUMBER OF               1,573,853*
              ------------------------------------------------------------------
   SHARES      8
                    SHARED VOTING POWER
BENEFICIALLY              -0-
              ------------------------------------------------------------------
  OWNED BY     9
                    SOLE DISPOSITIVE POWER
    EACH                  1,573,853*
              ------------------------------------------------------------------
  REPORTING    10
                    SHARED DISPOSITIVE POWER
  PERSON WITH            -0-
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         1,573,853*
--------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                       |_|
--------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    6.0%+
--------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
                    PN
--------------------------------------------------------------------------------



--------------------
* Assumes full conversion of all Preference Shares beneficially owned by such Reporting Person into Common Shares and the full exercise of all options to purchase Common Shares beneficially owned by such Reporting Person.
+ Gives effect to the new issuance of Common Shares upon the full conversion of all Preference Shares, and the full exercise of all options, beneficially owned by such Reporting Person.

-----------------------                                   ---------------------
 CUSIP No. 011576290              SCHEDULE 13D             Page 4 of 11 Pages
-----------------------                                   ---------------------


--------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                    H&F INTERNATIONAL PARTNERS IV-B (BERMUDA), L.P.
                    I.R.S. IDENTIFICATION NO.  94-3410228
--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)  |_|
                                                                      (b)  |X|
--------------------------------------------------------------------------------
   3          SEC USE ONLY                                                 |_|
--------------------------------------------------------------------------------
   4          SOURCE OF FUNDS
                    WC
--------------------------------------------------------------------------------
   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                               |_|
--------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION
                    BERMUDA
--------------------------------------------------------------------------------
               7
                    SOLE VOTING POWER
  NUMBER OF               519,901*
              ------------------------------------------------------------------
   SHARES      8
                    SHARED VOTING POWER
BENEFICIALLY              -0-
              ------------------------------------------------------------------
  OWNED BY     9
                    SOLE DISPOSITIVE POWER
    EACH                  519,901*
              ------------------------------------------------------------------
  REPORTING    10
                    SHARED DISPOSITIVE POWER
  PERSON WITH            -0-
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         519,901*
--------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                       |_|
--------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    2.1%+
--------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
                    PN
--------------------------------------------------------------------------------



--------------------
* Assumes full conversion of all Preference Shares beneficially owned by such Reporting Person into Common Shares and the full exercise of all options to purchase Common Shares beneficially owned by such Reporting Person.
+ Gives effect to the new issuance of Common Shares upon the full conversion of all Preference Shares, and the full exercise of all options, beneficially owned by such Reporting Person.

-----------------------                                   ---------------------
 CUSIP No. 011576290              SCHEDULE 13D             Page 5 of 11 Pages
-----------------------                                   ---------------------


--------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                    H&F EXECUTIVE FUND IV (BERMUDA), L.P.
                    I.R.S. IDENTIFICATION NO.  94-3410229
--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)  |_|
                                                                      (b)  |X|
--------------------------------------------------------------------------------
   3          SEC USE ONLY                                                 |_|
--------------------------------------------------------------------------------
   4          SOURCE OF FUNDS
                    WC
--------------------------------------------------------------------------------
   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                               |_|
--------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION
                    BERMUDA
--------------------------------------------------------------------------------
               7
                    SOLE VOTING POWER
  NUMBER OF               216,123*
              ------------------------------------------------------------------
   SHARES      8
                    SHARED VOTING POWER
BENEFICIALLY              -0-
              ------------------------------------------------------------------
  OWNED BY     9
                    SOLE DISPOSITIVE POWER
    EACH                  216,123*
              ------------------------------------------------------------------
  REPORTING    10
                    SHARED DISPOSITIVE POWER
  PERSON WITH            -0-
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         216,123*
--------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                       |_|
--------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    0.9%+
--------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
                    PN
--------------------------------------------------------------------------------



--------------------
* Assumes full conversion of all Preference Shares beneficially owned by such Reporting Person into Common Shares and the full exercise of all options to purchase Common Shares beneficially owned by such Reporting Person.
+ Gives effect to the new issuance of Common Shares upon the full conversion of all Preference Shares, and the full exercise of all options, beneficially owned by such Reporting Person.

-----------------------                                   ---------------------
 CUSIP No. 011576290              SCHEDULE 13D             Page 6 of 11 Pages
-----------------------                                   ---------------------


--------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                    H&F INVESTORS IV (BERMUDA), L.P.
                    I.R.S. IDENTIFICATION NO.  94-3410230
--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)  |_|
                                                                      (b)  |X|
--------------------------------------------------------------------------------
   3          SEC USE ONLY                                                 |_|
--------------------------------------------------------------------------------
   4          SOURCE OF FUNDS
                    WC
--------------------------------------------------------------------------------
   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                               |_|
--------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION
                    BERMUDA
--------------------------------------------------------------------------------
               7
                    SOLE VOTING POWER
  NUMBER OF               11,899,115*
              ------------------------------------------------------------------
   SHARES      8
                    SHARED VOTING POWER
BENEFICIALLY              -0-
              ------------------------------------------------------------------
  OWNED BY     9
                    SOLE DISPOSITIVE POWER
    EACH                  11,899,115*
              ------------------------------------------------------------------
  REPORTING    10
                    SHARED DISPOSITIVE POWER
  PERSON WITH            -0-
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         11,899,115*
--------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                       |_|
--------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    33.3%+
--------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
                    PN
--------------------------------------------------------------------------------



--------------------
* Assumes full conversion of all Preference Shares beneficially owned by such Reporting Person into Common Shares and the full exercise of all options to purchase Common Shares beneficially owned by such Reporting Person.
+ Gives effect to the new issuance of Common Shares upon the full conversion of all Preference Shares, and the full exercise of all options, beneficially owned by such Reporting Person.

-----------------------                                   ---------------------
 CUSIP No. 011576290              SCHEDULE 13D             Page 7 of 11 Pages
-----------------------                                   ---------------------


--------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                    H&F CORPORATE INVESTORS IV (BERMUDA) LTD.
                    I.R.S. IDENTIFICATION NO.  94-3410238
--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)  |_|
                                                                      (b)  |X|
--------------------------------------------------------------------------------
   3          SEC USE ONLY                                                 |_|
--------------------------------------------------------------------------------
   4          SOURCE OF FUNDS
                    WC
--------------------------------------------------------------------------------
   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                               |_|
--------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION
                    BERMUDA
--------------------------------------------------------------------------------
               7
                    SOLE VOTING POWER
  NUMBER OF               11,899,115*
              ------------------------------------------------------------------
   SHARES      8
                    SHARED VOTING POWER
BENEFICIALLY              -0-
              ------------------------------------------------------------------
  OWNED BY     9
                    SOLE DISPOSITIVE POWER
    EACH                  11,899,115*
              ------------------------------------------------------------------
  REPORTING    10
                    SHARED DISPOSITIVE POWER
  PERSON WITH            -0-
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         11,899,115*
--------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                       |_|
--------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    33.3%+
--------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
                    CO
--------------------------------------------------------------------------------



--------------------
* Assumes full conversion of all Preference Shares beneficially owned by such Reporting Person into Common Shares and the full exercise of all options to purchase Common Shares beneficially owned by such Reporting Person.
+ Gives effect to the new issuance of Common Shares upon the full conversion of all Preference Shares, and the full exercise of all options, beneficially owned by such Reporting Person.

-----------------------                                   ---------------------
 CUSIP No. 011576290              SCHEDULE 13D             Page 8 of 11 Pages
-----------------------                                   ---------------------


            Reference is made to the Statement on Schedule 13D (the "Schedule 13D") filed on November 30, 2001 on behalf of HFCP IV (Bermuda), L.P., a limited partnership organized under the laws of Bermuda ("HFCP IV Bermuda"), H&F International Partners IV-A (Bermuda), L.P., a limited partnership organized under the laws of Bermuda ("HFIP IV-A Bermuda"), H&F International Partners IV-B (Bermuda), L.P., a limited partnership organized under the laws of Bermuda ("HFIP IV-B Bermuda"), H&F Executive Fund IV (Bermuda), L.P., a limited partnership organized under the laws of Bermuda ("HFEF IV Bermuda", and together with HFCP IV Bermuda, HFIP IV-A Bermuda and HFIP IV-B Bermuda, the "Investors"), H&F Investors IV (Bermuda), L.P., a limited partnership organized under the laws of Bermuda ("HFI IV Bermuda") and H&F Corporate Investors IV (Bermuda) Ltd., a company organized under the laws of Bermuda ("HFCI IV Bermuda"). The Investors, together with HFI IV Bermuda and HFCI IV Bermuda are referred to herein as the "Reporting Persons". All capitalized terms used without definition in this Amendment No. 1 to Schedule 13D shall have the meanings set forth in the
Schedule 13D.

            This Amendment No. 1 to Schedule 13D amends the Schedule 13D as follows.


ITEM 3.     SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.
            -------------------------------------------------

Item 3 of the Schedule 13D is hereby amended and supplemented by adding the following:

            The total amount of funds required by each Investor to fund to exercise of the Warrants as described herein was furnished from the committed capital of such Investor and is set forth below.

                Investor                                   Amount
                --------                                   ------

            HFCP IV Bermuda                              $17,943,500

            HFIP IV-A Bermuda                             $2,945,020

            HFIP IV-B Bermuda                               $972,840

            HFEF IV Bermuda                                 $404,420

                  Total                                  $22,265,780


ITEM 5.     INTEREST IN SECURITIES OF THE ISSUER.
            ------------------------------------

Item 5 of the Schedule 13D is hereby amended and supplemented by adding the following:

(a) The Reporting Persons beneficially own Common Shares of the Company by virtue of their ownership of an aggregate of 1,116,977 Common Shares, of an aggregate of 10,780,038 Preference Shares, which are convertible into Common Shares as described under Item 4, and of options to purchase an aggregate of 2,100 Common Shares, which options were issued to John L. Bunce, Jr. and David Tunnell, each of whom is an affiliate of the

-----------------------                                   ---------------------
 CUSIP No. 011576290              SCHEDULE 13D             Page 9 of 11 Pages
-----------------------                                   ---------------------


     Reporting Persons, in consideration of their service as directors of the issuer, and which options are held for the benefit of the Reporting Persons. As of September 20, 2002, the Investors collectively beneficially owned an aggregate of 11,899,115 Common Shares, assuming the full conversion of the Preference Shares into Common Shares and the full exercise of the options to purchase Common Shares. By reason of its relationship with the Investors, under Rule 13d-3 under the Exchange Act, HFCI IV Bermuda may be deemed to own beneficially all of the Common Shares that are beneficially owned by the Investors.

     Assuming the full conversion of the Preference Shares into Common Shares, as of September 19, 2002, the 11,899,115 Common Shares collectively beneficially owned by the Reporting Persons would represent approximately 33.3% of the outstanding Common Shares, after giving effect to the new issuance of Common Shares upon the full conversion of the Preference Shares into Common Shares, the full exercise of all options to purchase Common Shares and upon the exercise of the Warrants described herein and based on the 23,795,740 Common Shares outstanding as of June 30, 2002 as set forth in the Company's Form 10-Q for the quarter then ended.

(b) The Investors collectively have beneficial ownership of 11,899,115 Common Shares, assuming the full conversion of the Preference Shares into Common Shares. Of these Common Shares, 10,780,038 Common Shares are represented by 10,780,038 Preference Shares, which even if not converted into Common Shares would in the aggregate be entitled to the voting power equivalent to 10,780,038 Common Shares. Each Investor exercises voting power and dispositive power over its holdings of such shares through its respective general partner, which, in turn, acts through its respective general partner.

(c) On September 19, 2002, the Investors exercised Warrants to purchase an aggregate of 1,113,289 Common Shares, at a per share price of $20.00 or $22,265,780 in the aggregate. On September 1, 2002, Messrs. Bunce and Tunnell were issued an aggregate of 2,148 Common Shares in consideration of their services as directors of the issuer. Messrs. Bunce and Tunnell hold these Common Shares for the benefit of the Investors. Except as otherwise described herein, during the last sixty days there were no transactions effected by the Reporting Persons or by any of the persons set forth on
     Schedule I hereto.

(d) Except as set forth in this Item 5, no person other than each respective record owner referred to herein of the Common Shares and the Preference Shares is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such Common Shares or Preference Shares.

(e)   Not applicable.

-----------------------                                   ---------------------
 CUSIP No. 011576290              SCHEDULE 13D             Page 10 of 11 Pages
-----------------------                                   ---------------------


                                   SIGNATURES

            After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


 Dated:  September 23, 2002



                         HFCP IV (BERMUDA), L.P.

                            By:  H&F Investors IV (Bermuda), L.P.,
                                 its General Partner

                                 By:  H&F Corporate Investors IV (Bermuda) Ltd.,
                                       its General Partner

                                       By:  /s/ Georgia Lee
                                           -----------------------------------
                                           Name:   Georgia Lee
                                           Title:  Vice President and Treasurer


                         H&F INTERNATIONAL PARTNERS IV-A (BERMUDA), L.P.

                            By:  H&F Investors IV (Bermuda), L.P.,
                                    its General Partner

                                 By:  H&F Corporate Investors IV (Bermuda)
                                      Ltd.,
                                      its General Partner

                                      By:   /s/ Georgia Lee
                                          -----------------------------------
                                           Name:   Georgia Lee
                                           Title:  Vice President and Treasurer


                         H&F INTERNATIONAL PARTNERS IV-B (BERMUDA), L.P.

                            By:  H&F Investors IV (Bermuda), L.P.,
                                 its General Partner

                                 By:  H&F Corporate Investors IV (Bermuda)
                                      Ltd.,
                                      its General Partner

                                      By:   /s/ Georgia Lee
                                          -----------------------------------
                                           Name:   Georgia Lee
                                           Title:  Vice President and Treasurer

-----------------------                                   ---------------------
 CUSIP No. 011576290              SCHEDULE 13D             Page 11 of 11 Pages
-----------------------                                   ---------------------


                         H&F EXECUTIVE FUND IV(BERMUDA), L.P.

                            By:  H&F Investors IV (Bermuda), L.P.,
                                 its General Partner

                                 By:  H&F Corporate Investors IV (Bermuda)
                                      Ltd.,
                                      its General Partner

                                      By:    /s/ Georgia Lee
                                           -----------------------------------
                                           Name:   Georgia Lee
                                           Title:  Vice President and Treasurer


                         H&F INVESTORS IV (BERMUDA), L.P.

                            By:  H&F Corporate Investors IV (Bermuda)
                                 Ltd.,
                                 its General Partner

                                 By:    /s/ Georgia Lee
                                      --------------------------------------
                                           Name:   Georgia Lee
                                           Title:  Vice President and Treasurer


                         H&F CORPORATE INVESTORS IV (BERMUDA) LTD.


                         By:   /s/ Georgia Lee
                            --------------------------------------------------
                             Name:   Georgia Lee
                             Title:  Vice President and Treasurer